PROSPECTUS                  Amended Pricing Supplement No. 3198
Dated January 10, 1995      Dated August 26, 1998
PROSPECTUS   SUPPLEMENT     Rule   424(b)(3)-Registration
                            Statement No. 333-07469
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
       (Fixed/Adjustable Rate Notes due August 31, 2001)

Trade Date:  August 26, 1998

Settlement Date (Original Issue Date):   August 31, 1998

Maturity Date: August 31, 2001

Principal Amount (in Specified Currency):  US$25,000,000

Price to Public (Issue Price):            The  Notes  are   being
                         purchased by the Underwriter at  100.00%
                         of   their  principal  amount  less  the
                         Underwriter's  Commission  and  will  be
                         sold  at varying prices to be determined
                         at the time of sale.  For any Notes sold
                         with  more  than a de minimis amount  of
                         original  issue  discount,  see  "United
                         States   Tax  Considerations"   in   the
                         accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below

Agent's Discount or Commission:  0.20%

Net Proceeds to Issuer (in Specified Currency):  US$24,950,000

Interest Rate:
Initial  Interest  Rate  Per  Annum: Interest on the
Fixed/Adjustable  Rate  Notes  will  be  payable  on  August  31,
1999 at the rate of 5.70% per annum on an actual/360 basis and thereafter at the Floating Rate described below.
  Interest Calculation:
  X Regular Floating Rate
  _ Inverse Floating Rate
  _ Other Floating Rate

  Interest  Rate Basis:  5.70% until August 31, 1999, then  __ CD
  Rate   __ Commercial Paper Rate   X Federal  Funds  Rate  (See
  "Additional Terms--Interest" below) _ LIBOR _ Prime Rate _ Treasury Rate _ Other (See "Additional Terms--Interest" below).

  Spread (Plus or Minus):  plus 0.200%  Spread Multiplier:  N/A

  Index Maturity:  N/A           Index Currency:  N/A

  Maximum Interest Rate:  N/A    Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

                  Interest Payment Dates: August 31, 1999 (with respect to the period from and including August 31, 1998 to but excluding August 31,
                  1999), and thereafter, each February 28, May 31, August 31, and November 30, commencing November 30, 1999 and ending on the Maturity Date.

                         Interest   Reset   Periods   and    Date
                         Commencing August 31, 1999,   daily,  on
                         each  Business  Day,  except  that   the
                         interest  rate  in effect  for  the  two
                         Business  Days  preceding each  Interest
                         Payment Date will be the interest rate in effect on the second Business Day preceding such Interest Payment Date.


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
            (Fixed/Adjustable Rate Notes Due August 21, 2001)
                                Page 2
                      Amended Pricing Supplement No. 3198
                      Dated August 26, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

Interest  Determination Dates: Commencing August  31,  1999,  one
Business Day prior to each Interest Reset Date.

Form of Notes:

 X  DTC registered      __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

   Interest on the Fixed/Adjustable Rate Notes will be payable on August 31, 1999 at the rate of 5.70% per annum on an actual/360 basis (with respect to the period from and including August
31, 1998 to but excluding August 31, 1999).

  For subsequent periods commencing August 31, 1999, the interest rate per annum on the Fixed/Adjustable Floating Rate Notes for each interest period will be equal to the Federal Funds Rate plus 0.20% basis points. The interest rate applicable to each daily Interest Reset Period will equal the Federal Funds Rate (as defined in the Prospectus Supplement) plus the Spread set forth on the cover page of this Pricing Supplement. Interest will be payable quarterly on each February 28, May 31, August 31 and November 30, commencing on
  November 30, 1999, and on the Maturity Date (each, an "Interest Payment Date"). Interest will reset daily on each Business Day (the "Interest Reset Date") from the Original Issue Date up to but excluding the Maturity Date, except that the interest rate in effect for the two Business Days preceding each Interest Payment Date will be the interest rate in effect on the second Business Day preceding such Interest Payment Date. The Interest Determination Date with respect to an Interest Reset Date will be one Business Day prior to such Interest Reset Date. Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.
            (Fixed/Adjustable Rate Notes Due August 31, 2001)
                                Page 3
                      Amended Pricing Supplement No. 3198
                      Dated August 26, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469


   The  Calculation  Agent for the Notes will  be  J.  P.  Morgan
Securities Inc.

  General

  At June 27, 1998, the Company had outstanding indebtedness totalling $144.969 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 27, 1998 excluding subordinated notes payable after one year was equal to $144.272 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

        Year Ended December 31, Six Months Ended
     1993  1994  1995  1996 1997   June 27,1998
     1.62  1.63  1.51  1.53 1.48   1.50

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.


Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
  There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998 and June 27, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.


Plan of Distribution:

  J. P. Morgan Securities Inc. is acting as agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.200% of the principal amount of the Notes.